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                                                                EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Metallurg, Inc., Shieldalloy Metallurgical Corporation, Metallurg Holdings Corporation, Metallurg Services, Inc. and MIR (China), Inc. on Form S-4 of our report dated July 11, 1997 (September 1, 1997 as to Note 11 and November 25, 1997 as to Notes 16 and
17), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Summary Financial Data", "Selected Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
New York, New York

March 13, 1998